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                                                                   EXHIBIT 99.12

                                                       1601 K Street, N.W.
                                                       Washington, DC 20006-1600
                                                       202.778.9000
                                                       Fax 202.778.9100
[Kirkpatrick & Lockhart Nicholson Graham LLP LOGO]     www.klng.com

                                 October 9, 2006

Nicholas-Applegate Institutional Funds
600 West Broadway
San Diego, California 92101

     Re: REORGANIZATION TO COMBINE SERIES OF A DELAWARE
         STATUTORY TRUST

Ladies and Gentleman:

     Nicholas-Applegate Institutional Funds, a Delaware statutory trust ("TRUST"),(1) on behalf of Nicholas-Applegate Emerging Countries Fund ("TARGET") and Nicholas-Applegate Emerging Markets Opportunities Fund ("ACQUIRING FUND"), each a segregated portfolio of assets ("SERIES") thereof (each, a "FUND"), has requested our opinion as to certain federal income tax consequences of the acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization and Termination adopted by Trust's Board of Trustees ("BOARD") at a meeting held on November 11, 2004 ("PLAN"). Specifically, Trust has requested our opinion --

          (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of beneficial interest ("SHARES") in Acquiring Fund and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the EFFECTIVE TIME (as herein defined) ("SHAREHOLDERS") actually or constructively in exchange for their shares in Target and in complete liquidation thereof (such transactions collectively referred to herein as the "REORGANIZATION"), qualified as a "reorganization" (as defined in section 368(a)(1)(D)(2)), and each Fund was "a party to a reorganization" (within the meaning of section 368(b));

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(1)  Trust was organized under Delaware law, Chapter 38 of Title 12 of the
     Delaware Code, as a "business trust." Effective September 1, 2002, however, that statute was amended to change the terminology thereunder from "business trust" to "statutory trust," including changing the short title thereof to the "Delaware Statutory Trust Act" (SEE section 3824 thereof).

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("CODE"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("REGULATIONS").

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NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS
OCTOBER 9, 2006

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          (2) that neither the Funds nor the Shareholders recognized any gain or loss on the Reorganization; and

          (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statement dated March 4, 2005, regarding the Reorganization ("PROXY STATEMENT") that was furnished in connection with the solicitation of proxies by the Board for use at a special meeting of Target's shareholders that was held on March 24, 2005, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties described below and made in the Plan (as contemplated in paragraph 4.3.17 thereof), as supplemented by representations and warranties contained in a separate letter to us from Trust dated the date hereof (collectively, "REPRESENTATIONS"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party were correct without that qualification at the Effective Time. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

                                    FACTS(3)

     Trust is a Delaware statutory trust that is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 ACT"). Each Fund is a series thereof.

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(3)  The factual statements set forth in this section speak as of the Effective
     Time.

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     Target has two classes of outstanding shares, designated Class I and Class
II shares ("CLASS I TARGET SHARES" and "CLASS II TARGET SHARES," respectively, and collectively, "TARGET SHARES"). Acquiring Fund also has two classes of outstanding shares, also designated Class I and Class II shares ("CLASS I ACQUIRING FUND SHARES" and "CLASS II ACQUIRING FUND SHARES," respectively, and collectively, "ACQUIRING FUND SHARES").(4) Each class of Acquiring Fund Shares is identical to the similarly designated class of Target Shares.

     All acts necessary to consummate the Reorganization ("CLOSING") took place on March 24, 2005. Pursuant to the Plan, all such acts were deemed to occur simultaneously as of the close of business on that date ("EFFECTIVE TIME").

     Trust's Amended and Restated Declaration of Trust dated February 19, 1999 ("DECLARATION OF TRUST"), permits Trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and Nicholas-Applegate Capital Management LLC, the Funds' investment adviser ("ADVISER"), has the authority to buy and sell securities for it.

     The Funds have the identical investment objective of long-term capital appreciation and have similar investment strategies, although they differ somewhat in regard to the size of companies in which they primarily invest. Target invests primarily in emerging market securities across the entire range of the emerging markets universe, as defined by the MSCI Emerging Markets Index. Acquiring Fund also invests primarily in emerging market securities but does not invest in the largest ("mega-cap"), most widely owned, and best understood companies in the emerging markets universe, as represented by the 50 largest companies in that index. Each Fund is managed by the same team of portfolio managers from Adviser. The Proxy Statement states that, "[b]ased on its review of each Fund's investment portfolio, [Adviser] believes that most of the assets the Target holds will be consistent with [Acquiring] Fund's investment policies and thus can be transferred to and held by [Acquiring] Fund if the . . . Plan is approved."(5)

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(4)  Acquiring Fund also has other authorized classes of shares, no shares of which have been issued. Accordingly, shares of those classes are not involved in the Reorganization and thus are not included in the term "Acquiring Fund Shares."

(5) Indeed, as of February 28, 2005, the last month-end before the Closing, approximately 70% of Target's assets consisted of securities of issuers whose securities Acquiring Fund also held.

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     For the reasons, and after consideration of the factors, described in the
Proxy Statement, the Board adopted the Plan. In doing so, the Board, including its members who are not "interested persons" (as that term is defined in section 2(a)(19) of the 1940 Act) of Trust, determined that participation in the Reorganization is in the best interests of each Fund, that the Reorganization's terms are fair and reasonable, and that the interests of each Fund's existing shareholders will not be diluted as a result of the Reorganization.

     The Plan, which specifies that Trust intends it to be, and adopts it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

          (1) Acquiring Fund's acquisition of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property Target owns as of the close of regular trading on the New York Stock Exchange on the date of the Closing ("VALUATION TIME") (collectively, "ASSETS"), in exchange solely for the following:

               (a) the number of full and fractional (rounded to the third decimal place) (i) Class I Acquiring Fund Shares determined by dividing the net value of Target (computed as set forth in paragraph
          2.1 of the Plan) ("TARGET VALUE") attributable to the Class I Target Shares by the net asset value ("NAV") of a Class I Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), and (ii) Class II Acquiring Fund Shares determined by dividing the Target Value attributable to the Class II Target Shares by the NAV of a Class II Acquiring Fund Share (as so computed); and

               (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively "LIABILITIES");

          (2) The distribution of those Acquiring Fund Shares to the Shareholders, by Trust's transfer agent's opening accounts on Acquiring

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     Fund's share transfer books in the Shareholders' names and crediting each
     Shareholder's account with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (and the simultaneous cancellation on Target's share transfer books of all outstanding Target Shares, including any represented by certificates)(6); and

          (3) Target's termination as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.

                               REPRESENTATIONS(7)

     Trust has represented and warranted to us as follows:

          (1) Target incurred the Liabilities in the ordinary course of its business;

          (2) Each Fund is a "fund" as defined in section 851(g)(2); each Fund qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; from the time the Board approved the Plan ("APPROVAL TIME") through the Effective

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(6)  The Plan provides that, at the time of the Reorganization, the Target
     Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders were not required to and did not make physical delivery of their Target Shares, nor did they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless are treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders are unaffected by the absence of Acquiring Fund Share certificates. SEE discussion under "Analysis," part V, below.

(7)  The following Representations, except the Representations in paragraphs
     (6), (7), and (18), actually are set forth in the Plan as conditions precedent to the obligations of one or the other Fund or of each Fund. Paragraph 4.3.17 of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions and "treat them as representations and warranties Trust made to" us. Accordingly, those "representations and warranties" speak as of the date of the Plan and, consistent with paragraph 4 thereof, as of the Effective Time, rather than in the past tense. The excepted Representations were made in the separate letter to us from Trust mentioned above, which is concurrent with this letter.

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                                        6


     Time, Target will invest its assets in a manner that ensures its compliance with those requirements; and neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

          (3) Target is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

          (4) During the five-year period ending at the Effective Time, (a) neither Target nor any person "related" (within the meaning of Treas. Reg.
     Section 1.368-1(e)(3)) to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

          (5) From the date it commenced operations through the Effective Time, Target has conducted and will conduct its "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner; and from the Approval Time through the Effective Time, Target will not (a) dispose of and/or acquire any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or
     (b) otherwise change its historic investment policies;

          (6) The Funds were in the same line of business preceding the Reorganization, for purposes of Treas. Reg. Section 1.368-1(d)(2), and neither entered into such line of business as part of the plan of reorganization; and following the Reorganization, Acquiring Fund continued, and has had no intention to change, such line of business;

          (7) At the Effective Time, (a) at least 33-1/3% of Target's portfolio assets met Acquiring Fund's investment objective, strategies, policies, risks, and restrictions and (b) Acquiring Fund had no plan or intention to

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     change any of its investment objective, strategies, policies, risks, or restrictions after the Reorganization; and Target did not alter its portfolio in connection with the Reorganization to meet the 33-1/3% threshold referred to in clause (a);

          (8) Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

          (9) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (10) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

          (11) Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in a business; in addition, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

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          (12) There is no plan or intention for Acquiring Fund to be dissolved or merged into another statutory or business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

          (13) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Target;

          (14) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg.
     Section 1.368-1(e)(3)) to it will have acquired Target Shares with consideration other than Acquiring Fund Shares;

          (15) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

          (16) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Target Shares it actually or constructively surrenders in exchange therefor;

          (17) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or
     (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person "related" (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) expects that the percentage of shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (d) does not anticipate that there

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     will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

          (18) To the best of its management's knowledge, at the record date for Target's shareholders entitled to vote on approval of the Plan, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of a number of Target Shares (or Acquiring Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Target Shares (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of the Target Shares at such date;

          (19) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

          (20) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

          (21) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

          (22) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization. For the purposes of the foregoing, any amounts Target uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

          (23) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares that Shareholder held; none of the Acquiring Fund Shares any such

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     Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (24) Immediately after the Reorganization, the Shareholders will own shares constituting "control" (as defined in section 304(c)) of Acquiring Fund;

          (25) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
     187); and

          (26) The aggregate value of the acquisitions, redemptions, and distributions limited by the Representations in paragraphs (4), (10), and
     (14) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

                                     OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations' having been true and complete at the Effective Time and the Reorganization's having been consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion (as explained more fully in the next section of this letter) is as follows:

          (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, qualified as a "reorganization" (as defined in section 368(a)(1)(D)), and each Fund was "a party to a reorganization" (within the meaning of section 368(b));

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          (2) Target recognized no gain or loss on the transfer of the Assets to
     Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities(8) or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

          (3) Acquiring Fund recognized no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

          (4) Acquiring Fund's initial basis in each Asset was the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset at the Effective Time included Target's holding period therefor;

          (5) A Shareholder recognized no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

          (6) A Shareholder's aggregate initial basis in the Acquiring Fund Shares it received in the Reorganization was the same as the aggregate basis in its Target Shares it actually or constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares at the Effective Time included, in each instance, its holding period for those Target Shares, provided the Shareholder held those Target Shares as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence at the Effective Time; we are aware of no changes therein through the date hereof that would affect our opinion. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with

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(8)  Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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                                       12


respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund was solvent at the Effective Time, and we express no opinion about the tax treatment of the transactions described herein if either Fund was insolvent then. Finally, our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.

                                    ANALYSIS

I. THE REORGANIZATION QUALIFIED AS A D REORGANIZATION, AND EACH FUND WAS A PARTY TO A REORGANIZATION.

     A.   EACH FUND WAS A SEPARATE CORPORATION.

     A reorganization under section 368(a)(1)(D) (a "D REORGANIZATION") involves a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee, but only if, pursuant to the plan of reorganization, stock or securities of the transferee are distributed in a transaction that qualifies under section 354, 355, or 356. For a transaction to qualify as a D Reorganization, therefore, both entities involved therein must be corporations (or associations taxable as corporations). At the Effective Time, however, Trust was a statutory trust, not a corporation, and each Fund was a separate series thereof.

     Regulation section 301.7701-4(a) provides that the term "trust," as used in the Code, refers to an arrangement created by a will or INTER VIVOS declaration whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts and does not extend to an arrangement under which the beneficiaries are associates in a joint enterprise for the conduct of business for profit. Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to

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                                       13


trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] Section 301.7701-2."(9) Furthermore, pursuant to Treas. Reg. Section 301.7701-4(c), "[a]n 'investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

     Based on these criteria, Trust did not qualify as a trust for federal tax purposes at the Effective Time.(10) Trust was not simply an arrangement to protect or conserve property for the beneficiaries but was designed to carry on a profit-making business. Furthermore, while Trust was an "investment trust," there was a power under the Declaration of Trust to vary its shareholders' investment therein. Trust did not have a fixed pool of assets -- each series thereof (including each Fund) was a managed portfolio of securities, and Adviser had the authority to buy and sell securities for it. Accordingly, we believe that Trust should not have been classified as a trust, and instead should have been classified as a business entity, for federal tax purposes at the Effective Time.

     Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a

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(9)  On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. Sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B.
     215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] Section 301.7701-4 or otherwise subject to special treatment under the . . . Code." Trust was not subject to any such special treatment at the Effective Time.

(10) Because at the Effective Time each Fund was considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of "Analysis," part I.A, below), the analysis in the accompanying text applies equally to each Fund.

partnership." The term "corporation" is defined for those purposes (in Treas. Reg. Section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. Section 301.7701-3(a).

     An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. Section 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see HECHT V. MALLEY, 265 U.S. 144
(1924)), to which a Delaware statutory trust is very similar for these purposes -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, Trust never elected not to be so classified. Accordingly, we believe that Trust should continue to have been classified as an association (and thus a corporation) for federal tax purposes at the Effective Time.

     Trust as such, however, did not participate in the Reorganization, but rather two separate series thereof (the Funds) were the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, at the Effective Time each Fund was treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a), which Trust satisfied. Accordingly, we believe that each Fund was a separate corporation, and its shares were treated as shares of corporate stock, at the Effective Time for purposes of section 368(a)(1)(D).

     B.   TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S ASSETS.

     Section 354(b)(1)(A) provides that, for an exchange pursuant to a plan of a D Reorganization to receive tax-free treatment under section 354(a) (see V. below), the transferee corporation must acquire "substantially all" of the transferor's assets. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. We believe that the Plan constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g); and the Reorganization involved such a transfer. Accordingly, we believe that the Reorganization involved the transfer to Acquiring Fund of substantially all of Target's assets.

     C.   REQUIREMENTS OF CONTINUITY.

     Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("CONTINUITY OF BUSINESS ENTERPRISE") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("CONTINUITY OF INTEREST").

          1.   CONTINUITY OF BUSINESS ENTERPRISE.

     To satisfy the continuity of business enterprise requirement of Treas. Reg.
Section 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("BUSINESS CONTINUITY") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("ASSET CONTINUITY").

     While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a reorganization under section 368(a)(1)(C) (the acquisition by one corporation, in exchange solely for voting stock, of substantially all the properties of another corporation) (a "C REORGANIZATION"). Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) P's failure to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

     The Funds had the identical investment objective and similar investment strategies, although they differed somewhat in regard to the size of companies in which they primarily invested. Moreover, (1) the Funds were in the same line of business, for purposes of Treas. Reg. Section 1.368-1(d)(2), and neither Fund entered into such line of business as part of the plan of reorganization, and (2) Acquiring Fund continued, and had no intention at the Effective Time to change, such line of business, and had no plan or intention to change any of its investment objective, strategies, policies, risks, or restrictions, after the Reorganization. SEE Priv. Ltr. Ruls. 200621011-012 and 200622021-022 (all dated Feb. 10, 2006) and 200540001, 200540005-007, and 200543049 (all dated July 8,
2005).(11) In addition, (3) from the date it commenced operations through the Effective Time, Target conducted its "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner, (4) from the Approval Time through the Effective Time, Target did not (a) dispose of and/or acquire any assets (i) for the purpose of satisfying Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or (b) otherwise change its historic investment policies, and (5) after the Reorganization, Acquiring Fund continued that "historic business." Accordingly, there was business continuity.

     Acquiring Fund not only continued Target's historic business, but it also used in its business a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)). Moreover, at the Effective Time (1) at least 33-1/3% of Target's portfolio assets met Acquiring Fund's investment objective, strategies, policies, risks, and restrictions, and Target did not alter its portfolio in connection with the Reorganization to meet such 33-1/3% threshold (SEE the private letter rulings cited above), and (2) Acquiring Fund (a) had no plan or intention to sell or otherwise dispose of any Assets, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) expected to retain substantially all the Assets in the same form as it received them in the Reorganization, unless and until subsequent investment circumstances suggested the desirability of change or it became necessary to make dispositions thereof to maintain such status. Finally, based on its review of each Fund's investment portfolio, Adviser believed that most of Target's assets were consistent with Acquiring Fund's

----------
(11) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. Section 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

investment policies and thus could be transferred to and held by Acquiring Fund pursuant to the Reorganization. Accordingly, there was asset continuity as well.

     For all the foregoing reasons, we believe that the Reorganization satisfied the continuity of business enterprise requirement.

          2.   CONTINUITY OF INTEREST.

     Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

     For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(12) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter

----------
(12) Rev. Proc. 77-37, SUPRA; BUT SEE Rev. Rul. 56-345, 1956-2 C.B. 206
     (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a
     redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("a mere change in identity, form, or place of organization of one corporation") (an "F REORGANIZATION"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr. Rul. 199941046 (July
16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other shares "redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" were excluded from the determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares); BUT SEE Priv. Ltr. Ruls. 200621011-012 and 200622021-022, SUPRA (each involving a redemption, shortly before a C Reorganization, of no more than 10% of the target's net asset value by a shareholder and its affiliate together owning more than 50% of the target's shares or, in one ruling, a shareholder owning more than 40% of the target's shares). At the record date for Target's shareholders entitled to vote on approval of the Plan, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of a number of Target Shares (or Acquiring Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Target Shares (or the equivalent Acquiring Fund Shares) to a number of shares that was less than 50% of the number of the Target Shares at such date.

     During the five-year period that ended at the Effective Time, (1) neither Target nor any person related(13) thereto acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person ("indirectly"), with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions were made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualified for the deduction for dividends paid (within the meaning of section
561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor did Acquiring Fund, or any person related to it, have any plan or intention at the Effective Time to acquire -- during the five-year period beginning at the Effective Time, either directly or indirectly -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year

----------
(13) All references in this and the next paragraph to the word "RELATED" are to that word within the meaning of Treas. Reg. Section 1.368-1(e)(3).

period that ended at the Effective Time, neither Acquiring Fund nor any person related thereto acquired Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing did not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

     There was no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they received in the Reorganization to any person related to Acquiring Fund. Moreover, at the Effective Time, Trust (a) did not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (b) expected that the percentage of shareholder interests, if any, disposed of as a result of or at the time of the Reorganization would be DE MINIMIS, and (c) did not anticipate that there would be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization. Although Acquiring Fund's shares have been offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares arose out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP.
V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although the Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)), those redemptions are the result of the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

     Accordingly, we believe that the Reorganization satisfied the continuity of interest requirement.

     D. CONTROL AND DISTRIBUTION BY TARGET.

     As noted above, a corporation's transfer of assets to another corporation qualifies as a D Reorganization only if (1) immediately thereafter the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee and (2) pursuant to the plan of reorganization, stock or securities of the transferee are distributed in a transaction that qualifies under section 354, among others (and, pursuant to section 354(b)(1)(B), all such stock or securities, as well as the transferor's other properties, are distributed pursuant to the plan). For purposes of clause (1), as applicable here (SEE sections 368(a)(2)(H)(i) and 304(c)(1)), "control" is defined as the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock; the Shareholders were in control (as so defined) of Acquiring Fund immediately after the Reorganization. With respect to clause
(2), under the Plan -- which, as noted above, we believe constitutes a plan of reorganization -- Target distributed all the Acquiring Fund Shares to the Shareholders in exchange for their Target Shares. As noted under "Analysis,"
part V, below, we believe that that distribution qualified under section 354(a). Accordingly, we believe that the control and distribution requirements were satisfied.

     E.   BUSINESS PURPOSE.

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization was undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore met the requirements of the business purpose doctrine.

     F.   SATISFACTION OF SECTION 368(a)(2)(F).

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section
368(a)(2)(F)(iv).

Each Fund met the requirements to qualify for treatment as a RIC for its respective taxable year that included the Effective Time and satisfied the foregoing percentage tests at the Effective Time. Accordingly, we believe that section 368(a)(2)(F) did not cause the Reorganization to fail to qualify as a D Reorganization with respect to either Fund.

     For all the foregoing reasons, we believe that the Reorganization qualified as a D Reorganization.

     G.   EACH FUND WAS A PARTY TO A REORGANIZATION.

     Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another (e.g., a D Reorganization), the term "a party to a reorganization" includes each corporation; and Treas. Reg. Section 1.368-2(f) further provides that both the corporate transferor and the corporate transferee in a D Reorganization are parties to a reorganization. Pursuant to the Reorganization, Target transferred all its properties to Acquiring Fund in exchange for Acquiring Fund Shares, in a transaction that, as noted above, in our opinion qualified as a D Reorganization. Accordingly, we believe that each Fund was "a party to a reorganization."

II.  TARGET RECOGNIZED NO GAIN OR LOSS.

     Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required for a reorganization to qualify as a D Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

     Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

     As noted above, it is our opinion that the Reorganization qualified as a D Reorganization, each Fund was a party to a reorganization, and the Plan constitutes a plan of reorganization. Target exchanged the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then was to be terminated pursuant to the Plan, distributing those shares to the Shareholders in exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization was undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities was avoidance of federal income tax on the transaction. Accordingly, we believe that Target recognized no gain or loss on the Reorganization.(14)

III. ACQUIRING FUND RECOGNIZED NO GAIN OR LOSS.

     Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund issued Acquiring Fund Shares to Target in exchange for the Assets, which consisted of money and securities. Accordingly, we believe that Acquiring Fund recognized no gain or loss on the Reorganization.

IV. ACQUIRING FUND'S INITIAL BASIS IN THE ASSETS WAS A CARRYOVER BASIS, AND ITS HOLDING PERIOD THEREFOR AT THE EFFECTIVE TIME INCLUDED TARGET'S HOLDING PERIOD.

     Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization qualified as such a reorganization and that Target recognized no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's initial basis in each Asset was the same as Target's basis therein immediately before the Reorganization.

     Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's initial basis in each Asset was a carryover basis. Accordingly, we believe that Acquiring

----------
(14) See footnote 8.

Fund's holding period for each Asset at the Effective Time included Target's holding period therefor.

V.   A SHAREHOLDER RECOGNIZED NO GAIN OR LOSS.

     Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders received solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization qualified as a D Reorganization, each Fund was a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36 (1974); DAVANT
V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although the Shareholders did not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares were canceled on the issuance of Acquiring Fund Shares to them (all of which was reflected on Acquiring Fund's share transfer books) and are treated as having been exchanged therefor. SEE Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder recognized no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

VI. A SHAREHOLDER'S INITIAL BASIS IN ACQUIRING FUND SHARES WAS A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR AT THE EFFECTIVE TIME INCLUDED ITS HOLDING PERIOD FOR ITS TARGET SHARES.

     Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization qualified as a D Reorganization and, under section 354, a Shareholder recognized no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property was distributed to the Shareholders other than Acquiring Fund Shares, and no money was distributed to them pursuant to the Reorganization.

Accordingly, we believe that a Shareholder's aggregate initial basis in the Acquiring Fund Shares it received in the Reorganization was the same as the aggregate basis in its Target Shares it actually or constructively surrendered in exchange for those Acquiring Fund Shares.

     Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder's initial basis in the Acquiring Fund Shares it received in the Reorganization was a substituted basis. Accordingly, we believe that a Shareholder's holding period for those Acquiring Fund Shares at the Effective Time included, in each instance, its holding period for the Target Shares it actually or constructively surrendered in exchange therefor, provided the Shareholder held those Target Shares as capital assets at the Effective Time.

                                 Very truly yours,


                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP

                                 KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP